UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2005

Penn Treaty American Corporation
(Exact name of registrant as specified in charter)

Pennsylvania	001-14681	23-1664166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 Lehigh Street, Allentown, Pennsylvania 18103
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 965-2222

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

        On July 8, 2005, Penn Treaty American Corporation (“Penn Treaty”) amended its Restated and Amended Articles of Incorporation, as amended, to implement a one-for-four reverse stock split of its shares of common stock and to reduce the number of its authorized shares of common stock from 150,000,000 to 37,500,000 and the number of its authorized shares of preferred stock from 5,000,000 to 1,250,000. The amendment to Penn Treaty’s Restated and Amended Articles of Incorporation was approved by its Board of Directors and its shareholders. As a result of the reverse stock split, shareholders of record at the close of business on July 8, 2005 became entitled to receive one share of common stock for every four shares of common stock they held and cash in lieu of any fractional shares. In addition, (i) the conversion price for all of Penn Treaty’s 6¼% Convertible Subordinated Notes due 2008 was increased from $1.75 per share to $7.00 per share, (ii) the exercise prices and the numbers of shares of Penn Treaty’s common stock issuable upon exercise of all of its outstanding options shall be proportionately adjusted in accordance with the terms of the plans pursuant to which they were issued and (iii) the exercise prices of all of Penn Treaty’s outstanding warrants shall be proportionately adjusted in accordance with the terms of the warrants.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION

July 12, 2005	By: /s/ Mark Cloutier
Name: Mark Cloutier Title: Senior Vice President, Chief Financial Officer and Treasurer